                 SUBSIDIARIES OF THE REGISTRANT
                 ------------------------------


Parents
- -------

  None


                                                     Jurisdiction of       Percent of
Subsidiaries Consolidated                             Incorporation        Stock Owned
- ------------------------                             ---------------       -----------

     American Pipe & Construction International      California                100
     Ameron B.V.                                     The Netherlands           100
     Ameron Canada, Inc.                             Canada                    100
     Ameron FSC                                      Guam                      100
     Ameron (Hong Kong) Ltd.                         Hong Kong                 100
     Ameron (Pte) Ltd.                               Singapore                 100


Subsidiaries Not Consolidated and
Fifty-Percent or Less Owned Companies
- -------------------------------------

     Gifford-Hill-American, Inc.                     Texas                      50
     Tamco                                           California                 50
     Bondstrand, Ltd.                                Saudi Arabia               40
     Oasis-Ameron, Ltd.                              Saudi Arabia               40
     Ameron Saudi Arabia, Ltd.                       Saudi Arabia               30


Names of insignificant subsidiaries, other subsidiaries not consolidated and fifty-percent or less owned companies are omitted because when considered in the aggregate as a single subsidiary they do not constitute a significant subsidiary.




                                   EXHIBIT 21

                                       43